EXHIBIT 99.1

News Release

Andrea Prochniak, Investors	Jonathan Freedman, Media
212.756.4542	212.823.2687
Andrea.Prochniak@alliancebernstein.com	Jonathan.Freedman@alliancebernstein.com

AllianceBernstein Announces December 31, 2012 Assets Under Management

New York, NY, January 10, 2013 – AllianceBernstein L.P. and AllianceBernstein Holding L.P. (NYSE: AB) today announced that preliminary assets under management increased to $430 billion from $426 billion during December 2012. The 1% increase was driven by positive investment returns and continued total net inflows. Net inflows to Retail and Institutions were partially offset by Private Client net outflows.

AllianceBernstein L.P. (The Operating Partnership)
Assets Under Management ($ in Billions)

	At December 31, 2012				At Nov 30
	(preliminary)				2012

			Private
	Institutions	Retail	Client	Total	Total

Equity
Value	$25	$16	$16	$57	$57
Growth	7	18	14	39	39
Total Equity	32	34	30	96	96

Fixed Income	146	78	32	256	255

Other(1)	42	32	4	78	75
Total	$220	$144	$66	$430	$426

At November 30, 2012

Total	$218	$141	$67	$426

(1)	Includes Index, Structured, Asset Allocation services, and certain other alternative investments

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Cautions Regarding Forward-Looking Statements

Certain statements provided by management in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, uncertainties, and other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  The most significant of these factors include, but are not limited to, the following: the performance of financial markets, the investment performance of sponsored investment products and separately-managed accounts, general economic conditions, industry trends, future acquisitions, competitive conditions, and current and proposed government regulations, including changes in tax regulations and rates and the manner in which the earnings of publicly-traded partnerships are taxed. AllianceBernstein cautions readers to carefully consider such factors.  Further, such forward-looking statements speak only as of the date on which such statements are made; AllianceBernstein undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date of such statements.  For further information regarding these forward-looking statements and the factors that could cause actual results to differ, see “Risk Factors” and “Cautions Regarding Forward-Looking Statements” in AllianceBernstein’s Form 10-K for the year ended December 31, 2011 and subsequent Forms 10-Q.  Any or all of the forward-looking statements made in this news release, Form 10-K, Forms 10-Q, other documents AllianceBernstein files with or furnishes to the SEC and any other public statements issued by AllianceBernstein, may turn out to be wrong.  It is important to remember that other factors besides those listed in “Risk Factors” and “Cautions Regarding Forward-Looking Statements”, and those listed above, could also adversely affect AllianceBernstein’s financial condition, results of operations and business prospects.

About AllianceBernstein

AllianceBernstein is a leading global investment management firm that offers high-quality research and diversified investment services to institutional investors, individuals and private clients in major world markets.

At December 31, 2012, AllianceBernstein Holding L.P. owned approximately 37.9% of the issued and outstanding AllianceBernstein Units and AXA, one of the largest global financial services organizations, owned an approximate 65.5% economic interest in AllianceBernstein.

Additional information about AllianceBernstein may be found on our website, www.alliancebernstein.com.

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